UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2025
Commission File Number 001-39223
SADOT GROUP INC.
(Exact name of small business issuer as specified in its charter)

Nevada	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
295 E. Renfro Street, Suite 209, Burleson Texas 76028
(Address of principal executive offices)
(832) 604-9568
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	SDOT	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2025, Sadot Group Inc. (the “Company”) appointed David Hanna as the Interim Chief Executive Officer, effective June 2, 2025. Mr. Hanna will succeed Catia Jorge who resigned for personal reasons as Chief Executive Officer on May 2, 2025 effective June 1, 2025. Mr. Hanna will remain the Interim Chief Executive Officer for a period of 90 days while the Company conducts a search for a new Chief Executive Officer. The Company and Ms. Jorge are currently in negotiations regarding a potential consulting agreement, under which Mr. Jorge may provide strategic advisory services in trading operations to the Company following her resignation as Chief Executive Officer. The terms of any such consulting agreement have not yet been finalized, and there can be no assurance that an agreement will be reached.

Mr. Hanna has served as the Company’s Executive Vice President of Sadot Canada Inc. (“Sadot Canada”) since June 2024. His background includes over two decades of management expertise in the global agri-food industry and he currently is managing the operations of Sadot Canada. He previously served as Executive Vice President and CFO at BroadGrain Commodities from September 2008 to October 2017, where he played a key role in transforming the company into a major global agrifood player with operations on five continents. From April 2018 to May 2024, Mr. Hanna served as CEO and President of Global Food and Ingredients Inc., a company he founded that was engaged in specialty crops processing, distribution and trading. Mr. Hanna also has been employed by Kruger Inc. and National Bank Financial Inc. Additionally, he has extensive experience in M&A, public and private equity and debt financing, having been involved in transactions valued at over $1 billion. Mr. Hanna holds a Bachelor of Commerce degree from McGill University and an MBA from the Schulich School of Business. He has experience leading publicly traded companies (Canadian Exchange) and working with the Board of Directors.

On May 7, 2025, the Company, Sadot Canada and Mr. Hanna entered into a letter agreement outlining the terms of Mr. Hanna’s employment. Mr. Hanna will serve as Interim Chief Executive Officer and will continue to serve as Executive Vice President, Head of Sadot Canada. Reporting to the Board of Directors, Mr. Hanna will receive a base salary of $300,000 (USD) annually, an additional $25,000 (USD) monthly for the Interim CEO role, and eligibility for a discretionary annual bonus, all paid in Canadian dollars subject to exchange rates and applicable deductions. He is entitled to 5 weeks of vacation, group insurance benefits, a per-kilometer automobile allowance per Canada Revenue Agency guidelines, a company laptop, and up to $120 (USD) monthly reimbursement for business phone use. Termination with cause requires no notice unless mandated by the Employment Standards Act, 2000 (Ontario), while termination without cause provides statutory notice or pay in lieu, with benefits continued for the minimum required period

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement attached to this Form 8-K Current Report as Exhibits 10.1.
Item 9.01 Financial Statements and Exhibits
(d)Index of Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Sadot Group Inc, and David Hanna dated May 7, 2025
99.1	Press Release dated March 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SADOT GROUP INC.

	By:	/s/ Catia Jorge
	Name:	Catia Jorge
	Title:	Chief Executive Officer

Date: May 8, 2025